NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, May 13, 2009

POINT.360 ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and nine month periods ended March 31, 2009.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “During the March 31, 2009 quarter, we continued to evaluate business expansion opportunities resulting in the April 6 acquisition of MI Post in New York City.  The acquisition provides us with an opportunity to expand our services to New York based clients and gives us an East Coast location to better meet our customers’ needs.

“While the Company continues to generate positive cash flow, we invested resources during the third fiscal quarter to improve the function and security of our IT infrastructure and to prepare internal control documentation related to Sarbanes Oxley Act requirements.  Our operating results reflect these activities.”

Mr. Bagerdjian continued: “Since the beginning of fiscal 2009, we purchased approximately 405,000 Point.360 shares in the open market, or about 3.8% of the outstanding stock at the beginning of the fiscal year.  We will continue to consider the benefits of buying back our stock in the future.”

Results for the nine months ended March 31, 2008 reflect the sum of the periods July 1-August 13, 2007 and August 14, 2007 (the date of the spin-off) to March 31, 2008.  Results for the period July 1-August 13, 2007 have been carved out of Old Point.360 for comparative purposes.

Revenues

Revenue for the quarter ended March 31, 2009 totaled $11.1 million compared to $11.3 million in the same quarter last year.  Revenues for the nine months ended March 31, 2009 were $34.5 million, up 2% from last year.

Gross Margin

In the third quarter of fiscal 2009, gross margin was $3.6 million (32% of sales), compared to $3.9 million (35% of sales) in the prior year’s third quarter.  For the nine months ended March 31, 2009, gross margin was $11.6 million (34% of sales) compared to $10.2 million (30% of sales) last year.

Selling, General and Administrative and Other Expenses

For the third quarter of fiscal 2009, SG&A expenses were $4.3 million, or 38% of sales, compared to $3.7 million, or 33% of sales in the third quarter of last year.  For the nine months ended March 31, 2009, SG&A expenses were $12.0 million (35% of sales) compared to $11.4 million (34% of sales) last year.

During the quarter and nine months ended March 31, 2009, the Company incurred approximately $319,000 of costs associated with documentation of its internal control processes in anticipation of performing its first management assessment of internal controls for the fiscal year ended June 30, 2009.  Additionally, the Company spent approximately $257,000 in consulting fees to improve its information technology infrastructure.

In the first nine months of last year, the Company recorded a restructuring charge of $0.5 million related to the August 13, 2007 decision to vacate one of its facilities and certain other reorganization costs.  These charges are shown separately in the consolidated statement of income (loss).

Interest income decreased $0.2 million in the first nine months of fiscal 2009 compared to the same period of last year due to lower interest rates.  Although rates declined, interest expense increased in the three and nine month periods because of additional mortgage debt.

Operating Income (Loss)

Operating loss was $0.7 million in the third quarter of 2009 compared to profit of $0.2 million in last year’s third quarter.  Operating loss was $0.3 million in the first nine months of fiscal 2009 compared to a loss of $1.2 million in the same period last year.

Net Income (Loss)

For the third quarter of 2009, the Company reported a net loss of $0.6 million ($0.05 per share) compared to net income of $0.2 million ($0.01 per share) in the same period last year.  In the nine month period ended March 31, 2009, the Company reported net loss of $0.4 million compared to a loss of $1.0 million last year.

Consolidated Statements of Income (Loss) (unaudited) *

The table below summarizes results for the three and nine month periods ended March 31, 2008 and 2009 (in thousands except per share amounts):

	Three Months Ended March 31,		Nine Months Ended March 31
	2008	2009	2008	2009
Revenues	$11,284,000	$11,104,000	$33,785,000	$34,548,000
Cost of services	(7,361,000)	(7,513,000)	(23,600,000)	(22,901,000)

Gross profit	3,923,000	3,591,000	10,185,000	11,647,000
Selling, general and administrative expense	(3,713,000)	(4,267,000)	(10,858,000)	(11,968,000)
Restructuring costs	-	-	(513,000)	-

Operating income (loss)	210,000	(676,000)	(1,186,000)	(321,000)
Interest expense	(49,000)	(177,000)	(398,000)	(502,000)
Interest income	7,000	2,000	293,000	46,000
Other income (expense)	100,000	13,000	100,000	152,000

Income (loss) before income taxes	269,000	(838,000)	(1,191,000)	(625,000)
(Provision for) benefit from income taxes	(119,000)	273,000	159,000	181,000
Net income (loss)	$150,000	$(565,000)	$(1,032,000)	$(444,000)

Earnings (loss) per share:
Basic:
Net income (loss)	$0.01	$(0.05)	$(0.10)	$(0.04)
Weighted average number of shares	10,553,410	10,319,664	10,553,410	10,421,256
Diluted:
Net income (loss)	$0.01	$(0.05)	$(0.10)	$(0.04)
Weighted average number of shares including the dilutive effect of stock options	10,553,410	10,319,664	10,553,140	10,421,246

Selected Balance Sheet Statistics (in thousands – unaudited)*

	June 30, 2008	March 31, 2009
Working Capital	$16,497	$13,454
Property and equipment, net	8,667	15,684
Total assets	42,358	45,663
Current portion of long term debt	1,810	1,962
Long-term debt, net of current portion	2,839	7,458
Shareholder’s equity	30,800	30,310

*   The consolidated statements of income (loss) and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With seven locations in greater Los Angeles and New York, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers, advertising agencies, corporations, non-profit organizations and governmental agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation (i) statements concerning the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service and (v) statements regarding new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward- looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein; (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.